Exhibit 10.4

AMENDMENT NO. 4 TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
EUREKA MOLY, LLC

This Amendment No. 4 to Amended and Restated Limited Liability Company Agreement dated effective as of January 1, 2015 (this “Amendment”) is between Nevada Moly, LLC, a Delaware limited liability company (“Nevada Moly”), and POS-Minerals Corporation, a Delaware corporation (“POS-Minerals”).

RECITALS

A.                                    Nevada Moly and POS-Minerals are parties to that certain Amended and Restated Limited Liability Company Agreement of Eureka Moly LLC, a Delaware limited liability company (the “Company”), dated as of February 26, 2008 (the “Amended and Restated LLC Agreement”), as amended by (a) Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of the Company dated as of October 28, 2008 by and between Nevada Moly and POS-Minerals (“Amendment No. 1”); (b) Amendment No. 2 to Amended and Restated Limited Liability Company Agreement of the Company dated as of January 20, 2010 by and between Nevada Moly and POS-Minerals (“Amendment No. 2”); and (c) Amendment No. 3 to Amended and Restated Limited Liability Company Agreement of the Company dated as of March 25, 2011 by and between Nevada Moly and POS-Minerals (“Amendment No. 3”) (the Amended and Restated LLC Agreement, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3, the “LLC Agreement”).

B.                                    Nevada Moly and POS-Minerals now desire to amend the LLC Agreement pursuant to this Amendment to reflect certain changes to the obligations of the Company to return capital contributions to POS-Minerals, the obligations of the Members to make certain capital contributions and conform other provisions thereto.

AGREEMENT

In consideration of the covenants and agreements contained herein, Nevada Moly and POS-Minerals agree as follows:

1.                                      Amendment to 1.1.  Section 1.1 of the LLC Agreement is amended by adding the following terms in their alphabetically correct place:

“Care and Maintenance Budget” means, commencing with the annual Budget for the period starting January 1, 2015 and ending December 31, 2015, and each annual Budget thereafter approved by the Management Committee until the satisfactory confirmation of General Moly’s financing which financing will support Nevada Moly’s future capital contributions to the Company to fund the construction of the Project, such  satisfactory confirmation of the financing to be unanimously approved by the Management Committee which approval may not be unreasonably withheld.

“Interim Funding Period” means January 1, 2015 until the earlier of (a) satisfactory confirmation of General Moly’s financing which financing will support Nevada Moly’s future capital contributions to the Company to fund the construction of the Project, such  satisfactory confirmation of the financing to be unanimously approved by the Management Committee which approval may not be unreasonably withheld, or (b) the use of all of the remaining funds in the Reserve Account (as defined in the January 2015 Consent & Agreement).

“January 2015 Consent & Agreement” means the Unanimous Written Consent of Representatives of Management Committee of Eureka Moly, LLC and Agreement of Members of Eureka Moly, LLC, dated effective as of January 1, 2015.

“POS-Minerals Equipment Contributions” means twenty percent (20%) of the “Equipment Payments” set forth in the approved Budgets of the Company applicable during the Interim Funding Period.

2.                                      Amendment to Section 4.6.  Section 4.6 of the LLC Agreement is deleted in its entirety and replaced with the following:

4.6                               Additional Cash Contributions.  From and after the date POS-Minerals makes the Catch-Up Contribution pursuant to Section 4.5, (a) as to any period during the Interim Funding Period and subject to the provisions of the January 2015 Consent & Agreement, Nevada Moly shall be solely obligated to contribute funds pursuant to adopted Care and Maintenance Budgets (other than contributions for the POS-Mineral Equipment Contributions which POS-Minerals shall be obligated to make), and (b) as to any period that is not during the Interim Funding Period, subject to any election permitted under Section 5.3, the Members shall be obligated to contribute funds pursuant to adopted Programs and Budgets in proportion to their respective Percentage Interests.  The Members shall be obligated to contribute funds to pay emergency expenditures pursuant to Section 8.8.  Contributions of additional capital to fund Programs and Budgets shall be made pursuant to Monthly Capital Calls in accordance with Section 9.2.  Contributions, if any, to fund emergency expenditures pursuant to Section 8.8 shall be made to the Company within five (5) Business Days after receipt of a written notice from the Manager of the amount required to be contributed by each Member to pay the expenditure with respect any such emergency.  Notwithstanding anything to the contrary in this Agreement, the contributions made pursuant to clause (a) of this Section 4.6 that are not in proportion to the Percentage Interests of the Members shall not affect the Percentage Interests of the Members; provided that this sentence shall not prevent the application of Section 5.4 if Nevada Moly or POS-Minerals fails to make its required capital contribution.

3.                                      Amendment to Section 4.7(b).  Section 4.7(b) of the LLC Agreement is deleted in its entirety and replaced with the following:

(b)                                 Commercial Production of the Project has been delayed beyond December 31, 2011.  As a result, the Company shall make a distribution to POS-Minerals (the “Return of Capital Distribution”) equal to (i) Thirty-Six Million Dollars ($36,000,000) minus (ii) the POS-Minerals Equipment Contributions; provided that the Members acknowledge that the Percentage Interest of POS-Minerals shall not be reduced (and the Percentage Interest of Nevada Moly shall not be increased) as a result of the Return of Capital Distribution.  The Return of Capital Distribution shall be due and payable and shall be paid by the Company to POS-Minerals on December 31, 2020; provided that, at any time on or prior to November 30, 2020, if Nevada Moly and POS-Minerals agree in writing, the due date for payment of the Return of Capital Distribution will be extended to December 31, 2021; provided further that, if the due date for payment of the Return of Capital Distribution has been extended to December 31, 2021, at any time on or prior to November 30, 2021, if Nevada Moly and POS-Minerals agree in writing, the due date for payment of the Return of Capital Distribution will be extended to December 31, 2022 (the date of payment, as it may be extended, the “Payment Date”).  If the Payment Date is extended, the Return of Capital Distribution shall bear interest at a rate per annum equal to the sum of (x) LIBOR plus (y) five percentage points (5%), which interest shall compound quarterly, commencing on December 31, 2020 through the date of payment in full.  The Company shall make payments of accrued but unpaid interest, if any, on the Payment Date. Nevada Moly may elect, on behalf of the Company, to cause the Company to prepay, in whole or in part, the Return of Capital Distribution at any time or from time to time, without premium or penalty, with any such prepayment accompanied by all interest, accrued and unpaid, on the Return of Capital Distribution, if any.  Nevada Moly shall make a capital contribution to the Company, on or before the Payment Date (or the date of any prepayment), in the amount of the sum of (I) the Return of Capital Distribution (or portion thereof), and (II) all accrued and unpaid interest on the Return of Capital Distribution, if any; provided, if

Nevada Moly does not timely make any portion of such capital contribution, such failure to make the capital contribution (if not cured within 30 days after the date such capital contribution was required to be made) shall be a Default Trigger Event and Section 5.4 shall apply.  The Percentage Interest of Nevada Moly shall not be increased (and the Percentage Interest of POS-Minerals shall not be reduced) as a result of any such capital contribution.

4.                                      Amendment to Section 6.4(a)(ii).  Section 6.4(a)(ii) of the LLC Agreement is .deleted in its entirety and replaced with the following:

(ii)                                  cost overruns (A) in excess of the aggregate Initial Budget, (B) in excess of ten percent (10%) of an aggregate approved Care and Maintenance Budget or (C) in excess of fifteen percent of an aggregate approved Operating Budget;

5.                                      Amendment to Section 6.4(a)(iii).  Section 6.4(a)(iii) of the LLC Agreement is deleted in its entirety and replaced with the following:

(iii)                               any amendment or modification to any Program and Budget; provided, (A) that cost overruns (I) that do not exceed the Initial Budget in the aggregate, (II) that do not exceed ten percent (10%) of any aggregate Care and Maintenance Budget or (III) that not exceed fifteen percent (15%) of any aggregate Operating Budget, and (B) any expenditures with respect to Emergencies, shall be deemed to automatically amend any such Program and Budget;

6.                                      Amendment to Section 8.1.  Section 8.1 of the LLC Agreement is deleted in its entirety and replaced with the following:

8.1                               Initial Program and Budget.  A revised initial Program and Budget, covering the entire period from the Effective Date through commencement of Commercial Production but excluding the period covered by the Care and Maintenance Budget (as it may be amended, modified or updated with the unanimous approval of the Representatives on the Management Committee in accordance with this Agreement, the “Initial Program and Budget”), has been adopted by the Management Committee pursuant to a unanimous written consent of the Management Committee dated as of October 28, 2008.  The Initial Program and Budget contains a monthly Budget through December 31, 2009, and annual Budgets thereafter through the commencement of Commercial Production but excluding the period covered by the Care and Maintenance Budget.  The Initial Program and Budget shall be updated annually through the commencement of Commercial Production, including an update at or prior to the approval by the Management Committee of satisfactory confirmation of the financing described in the definition of “Care and Maintenance Budget.”

7.                                      Amendment to Section 8.7.  Section 8.7 of the LLC Agreement is deleted in its entirety and replaced with the following:

8.7                               Budget Overruns; Program Changes.  The Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget, and, during the Interim Funding Period, from the forecasted capital requirements of the Company for a quarter as reflected in any Notice of Funding Requirements.  If the Manager causes or increases (a) with respect to the Initial Program and Budget, any budget overruns of the aggregate Budget contained therein (the “Initial Budget”), (b) with respect to any Care and Maintenance Budget, any aggregate  budget overruns by more than ten percent (10%) or (c) with respect to any approved Program and Budget relating to any period from and after the commencement of Commercial Production, any aggregate budget overruns by more than fifteen percent (15%) of the Budget contained therein (an “Operating Budget”), then, unless otherwise agreed by the Management Committee by unanimous vote or ratification of the Representatives, (1) any excess expenditures over the aggregate Initial Budget, (2) any excess expenditures over the aggregate ten percent (10%) ceiling with respect to a Care and Maintenance Budget, or (3) any excess expenditures over the aggregate fifteen percent (15%) ceiling with respect to an Operating Budget, unless directly caused by an Emergency expenditure made pursuant to Section 7.7 or 8.8, shall be at the sole cost and expense of the Manager.  Any cost or expenditure that does not cause aggregate overruns of the Initial Budget, that does not cause aggregate overruns of more than ten percent (10%) of the applicable Care and Maintenance Budget, that does not cause aggregate overruns of more than fifteen percent (15%) of the applicable Operating Budget, and expenditures for Emergencies in accordance with Section 8.8 shall be a cost and expense of the Company and subject to Monthly Capital Calls.

8.                                      Amendment to Section 8.8.  Section 8.8 of the LLC Agreement is deleted in its entirety and replaced with the following:

8.8                               Emergency or Unexpected Expenditures.  In case of Emergency, the Manager shall have the right and obligation to take such actions as the Manger deems necessary to protect life, limb or property, to protect the Assets, to comply with Law and to minimize losses to the Company, in each case in accordance with Standard Industry Practice.  The Manager may also make expenditures in accordance with Standard Industry Practice for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care; provided in the case of unexpected events that are not Emergencies, such expenditures do not cause or increase (i) aggregate overruns of the Initial Budget, (ii) aggregate budget overruns by more than ten percent (10%) of the applicable approved Care and Maintenance Budget, or (iii) aggregate budget overruns by more than fifteen percent (15%) of the applicable approved Operating Budget.  The Manager shall promptly notify the Representatives of any such Emergency or unexpected event, and, to the extent the expenditure with respect to such Emergency or unexpected event cause or increase budget overruns of the Initial Budget, or aggregate budget overruns of the applicable approved Care and Maintenance Budget of greater than ten percent (10%) or aggregate budget overruns of the applicable approved Operating  Budget greater than fifteen percent (15%), shall seek ratification of any such expenditures by the unanimous vote of the Management Committee.  If the expenditures with respect to an Emergency or unexpected event cause or increase budget overruns of the Initial Budget, or aggregate budget overruns of greater than  ten percent (10%) of the applicable approved Care and Maintenance Budget, or aggregate budget overruns of greater than fifteen percent (15%) of the applicable approved Operating Budget, the Manager shall be reimbursed for expenditures, (a) in the case of an Emergency, whether or not approved or ratified by the unanimous vote of the Management Committee, or (b) in the case of an unexpected event that is not an Emergency, only if approved or ratified by the unanimous vote of the Management Committee.

9.                                      Amendment to Section 9.2.  Section 9.2 of the LLC Agreement is deleted in its entirety and replaced with the following:

9.2                               Monthly Capital Calls.

(a)                                 On the basis of the adopted Program and Budget, the Manager shall make monthly capital calls (“Monthly Capital Calls”) after the Third Contribution Installment Date by submitting to each Member prior to the last day of each month, a Notice of Capital Requirements for (i) estimated cash requirements for the following month (plus the amount of required reserves), less (ii) the aggregate amount of any capital contributions made in months prior to the date of the Notice of Capital Requirements in excess of the amounts required to fund adopted Programs and Budgets for such prior months, plus (iii) the amount by which expenditures for adopted Programs and Budgets for months prior to the date of the Notice of Capital Requirements exceeded the amount of capital contributions made in such prior months.  Notwithstanding the preceding sentence, as to any period during the Interim Funding Period, (x) the Monthly Capital Calls for the months of February, March, May, June, August, September, November and December shall be zero, (y) in lieu of the amount specified in clause (i), the Monthly Capital Calls for the month of January shall address the cash requirements for the first calendar quarter (plus the amount of required reserves), the Monthly Capital Calls for the month of April shall address the cash requirements for the second calendar quarter (plus the amount of required reserves), the Monthly Capital Calls for the month of July shall address the cash requirements for the third calendar quarter (plus the amount of required reserves) and the Monthly Capital Calls for the month of October shall address the cash requirements for the fourth calendar quarter (plus the amount of required reserves) and (z) the Monthly Capital Call for January 2015 may be made during January 2015.

(b)                                 The “Notice of Capital Requirements” for each Monthly Capital Call shall set forth for such Monthly Capital Call the calculation of the aggregate amount to be contributed by the Members for such month and the components thereof described in clauses (i), (ii) and (iii) above of Section 9.2(a), and the amount to be contributed by each Member pursuant to Article IV.  As to any period during the Interim Funding Period, the Notice of Capital Requirements shall forecast the expected capital requirements of the Company for the quarter covered by the Notice of Capital Requirements and the quarters remaining for the year covered by the approved Program and Budget and reconcile the same and any prior quarters during such year with the approved Program and Budget.  Within ten (10) days after receipt of each such Notice of Capital Requirements, if required pursuant to Article IV, each Member shall pay to the Manager as a capital contribution to the Company its share of the estimated amount.  Time is of the essence of payment of such capital contributions.

(c)                                  The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to thirty (30) days.  All funds in excess of immediate cash requirements shall be invested in interest-bearing accounts for the benefit of the Business Account.  The Members shall, after Commercial Production begins, consider requiring the Manager to make weekly capital calls in lieu of Monthly Capital Calls.

10.                               Continuing Effect.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any of the Member under the LLC Agreement, nor alter, modify, amend or in any way affect the terms, conditions, covenants or agreements contained in the LLC Agreement, all of which are hereby ratified and affirmed in all respects by each of the Members and shall continue in full force and effect.  The LLC Agreement and this Amendment shall be read, taken and construed as one and the same instrument.  This Amendment shall apply and be effective only with respect to the provisions of the LLC Agreement expressly referred to herein and any references in the LLC Agreement to the provisions of the LLC Agreement expressly referred to herein shall be to such provisions as amended by this Amendment.

11.                               Further Assurances.  Each of the Members covenants that it will execute all documents and take such other actions as may be reasonably required or appropriate to effect the provisions of this Amendment and the January 2015 Consent & Agreement and to otherwise carry out the intent and purposes of this Amendment and the January 2015 Consent & Agreement, including, without limitation, filing all tax returns (including amendments thereto) to reflect the provisions of this Amendment.

12.                               Counterparts.  This Amendment may be executed in one or more separate counterparts, each of which is to be deemed an original, but all of which together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.  Copies of documents or signature pages bearing original signatures, and executed documents or signature pages delivered by a party by facsimile, or e-mail transmission of an Adobe® file format document (also known as a PDF file), in each such instance, is to be deemed to be, and will constitute and be treated as, an originally signed document or counterpart, as applicable.  Any party delivering an executed counterpart of this Amendment by facsimile, or e-mail transmission of an Adobe® file format document, also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart is not to affect the validity, enforceability, and binding effect of this Amendment.

The parties hereto have executed this Amendment to be effective as of January 1, 2015.

NEVADA MOLY, LLC,
a Delaware limited liability company

By:	/s/ Bruce D. Hansen
Bruce D. Hansen,
Chief Executive Officer

POS-MINERALS CORPORATION,
a Delaware corporation

By:	/s/ Jong Ho Kim
Jong Ho Kim,
President